Exhibit 16.1

[letterhead]

United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street NW
Washington DC 20549

November 17, 2006

Dear Sirs

Re: Dismissal as Auditor of New Pacific Ventures, Inc.

We have reviewed Item 4(a) (i, ii, iv) of the Company’s report on Form 8-K regarding our dismissal as auditor, and are in agreement with the disclosures contained therein.

We have no basis on which to agree or disagree with the statements made in Item 4(a) and (b).

Yours truly

/s/ Madsen & Associates CPA’s Inc.
Madsen & Associates CPA's Inc.